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                      May 30, 2024

       Jianping Kong
       Chief Executive Officer
       Nano Labs Ltd
       China Yuangu Hanggang Technology Building
       509 Qianjiang Road, Shangcheng District
       Hangzhou, Zhejiang , 310000
       People   s Republic of China

                                                        Re: Nano Labs Ltd
                                                            Annual Report on
Form 20-F for the fiscal year ended December 31, 2023
                                                            Filed April 8, 2024
                                                            File No. 001-41426

       Dear Jianping Kong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing